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                                                                     EXHIBIT 3.1


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                                   eTOYS INC.

         eToys Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Ten Thousand (10,000) shares of Series D Convertible Preferred Stock of the Company, as follows:

                  RESOLVED, that the Company is authorized to issue 10,000 shares of Series D Convertible Preferred Stock (the "PREFERRED SHARES"), par value $0.0001 per share, which shall have the following powers, designations, preferences and other special rights:

         (1) DIVIDENDS. The holders of the Preferred Shares shall be entitled to receive dividends ("DIVIDENDS") at a rate of 7.0% per annum, which shall be cumulative, accrue daily from the Issuance Date (as defined below) and be due and payable on the following dates: (i) the date which is 180 days after the Issuance Date, (ii) the date which is 365 days after the Issuance Date and (iii) thereafter, on each date which is 90 days after the last date on which Dividends were due and payable (without taking into account adjustments for Business Days (as defined below) as described in the following sentence) (each, a "DIVIDEND DATE"). If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Dividends shall be payable in cash, or, at the option of the Company, in shares of Common Stock (as defined below) ("DIVIDEND SHARES"), provided that the Dividends which accrued during any period shall be payable as Dividend Shares only if the Company provides written notice ("DIVIDEND ELECTION NOTICE") to each holder of Preferred Shares at least ten (10) days prior to the Dividend Date. Dividends to be paid in shares of Common Stock for each

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Preferred Share shall be paid in a number of fully paid and nonassessable shares
(rounded to the nearest whole share in accordance with Section 2(b)) of Common Stock equal to the quotient of (a) the Additional Amount (as defined below) divided by (b) the Dividend Conversion Price (as defined below) on the applicable Dividend Date. Notwithstanding the foregoing, the Company shall not be entitled to pay Dividends in shares of Common Stock and shall be required to pay such Dividends in cash if (a) any event constituting a Triggering Event (as defined in Section 3(b)), or an event that with the passage of time and without being cured would constitute a Triggering Event, has occurred and is continuing on the Dividend Date or the date which is 10 days prior to the Dividend Date, unless otherwise consented to in writing by the holder of Preferred Shares entitled to receive such Dividend or (b) the Registration Statement (as defined in the Registration Rights Agreement) is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement), including, without limitation, the Dividend Shares, on the Dividend Date or the date which is 10 days prior to the Dividend Date. Any accrued and unpaid Dividends which are not paid within five (5) Business Days of such accrued and unpaid Dividends' Dividend Date shall bear interest at the rate of 18.0% per annum (or if lower, the maximum amount allowed by applicable law) from such Dividend Date until the same is paid in full (the "DEFAULT INTEREST").

         (2) CONVERSION OF PREFERRED SHARES. Preferred Shares shall be convertible into shares of the Company's common stock, par value $0.0001 per share (the "COMMON STOCK"), on the terms and conditions set forth in this
Section 2.

          (a) CERTAIN DEFINED TERMS. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

               (i) "ADDITIONAL AMOUNT" means, on a per share basis, the sum of
(A) unpaid Default Interest through the date of determination plus (B) the result of the following formula: (0.07)(N/365)($10,000).

               (ii) "APPROVED STOCK PLAN" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

               (iii) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

               (iv) "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("BLOOMBERG"), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board

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for such security as reported by Bloomberg, or, if no last closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the closing bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the Preferred Shares then outstanding. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

               (v) "CLOSING SALE PRICE" means, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the Preferred Shares then outstanding. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

               (vi) "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares or exercise of the Warrants (as defined below).

               (vii) "CONVERSION AMOUNT" means the sum of (1) the Additional Amount (as defined above), and (2) $10,000.

               (viii) "CONVERSION PERCENTAGE" means 100% on the Issuance Date; provided that the Conversion Percentage then in effect shall be permanently adjusted on the first

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day of every calendar month following the Issuance Date by decreasing the
Conversion Percentage then in effect by one percentage point (for example, assuming that the Issuance Date was June 11, 2000, then on July 1, 2000 the Conversion Percentage would be reduced from 100% to 99%, and on August 1, 2000 the Conversion Percentage would be reduced from 99% to 98% and so forth); provided, further, that, except as provided below, the Conversion Percentage shall never be less than 85%; and provided further, that solely during a Merger Conversion Period (as defined in Section 8(b)), the Conversion Percentage shall equal 80%, which Conversion Percentage upon the end of such Merger Conversion Period shall be calculated as if such Merger Conversion Period never occurred.

               (ix) "CONVERSION PRICE" means, as of any Conversion Date (as defined below) or other date of determination, the product of (A) the Conversion Percentage multiplied by (B) the lowest Closing Bid Price during the five (5) consecutive trading days ending on and including such Conversion Date or other date of determination; provided that in no event shall the Conversion Price exceed the Fixed Conversion Price (as defined below), each in effect as of such date and subject to adjustment as provided herein.

               (x) "CONVERTIBLE SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

               (xi) "DIVIDEND CONVERSION PRICE" means, with respect to any Dividend Date, that price which shall be computed as the product of (A) 95% multiplied by (B) the arithmetic average of the Closing Sale Prices of the Common Stock on each of the five (5) consecutive trading days immediately preceding such Dividend Date.

               (xii) "EXCLUDED SECURITIES" means (A) options to purchase shares of Common Stock granted to consultants, provided (I) such options are approved by the Board of Directors of the Company or an appropriately designated committee of the Board of Directors, (II) the total number of options granted to consultants during any 12-month period does not exceed 5% of the number of all options granted pursuant to all Approved Stock Plans during the same period and
(III) the exercise price of such options is not less than the market price of the Common Stock on the date of issuance of such options; (B) up to 250,000 shares of Common Stock to be issued as part of the consideration for the acquisition of eParties, Inc., a Delaware corporation, or certain of its assets;
(C) the issuance of either shares of Common Stock or warrants to purchase Common Stock at a purchase price or exercise price, respectively, not less than the market price of the Common Stock on the date of issuance, in connection with any strategic marketing, vendor, lease or similar arrangement (the primary purpose of which is not to raise equity capital), provided that the number of shares of Common Stock or shares subject to warrants which the Company may issue pursuant to this subclause (C) during any calendar year shall not exceed 500,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions), provided that the Company shall be permitted to carry forward any such shares not used pursuant to this subclause
(C) during the prior calendar year in subsequent calendar years; (D) the issuance of up to 2,000,000 (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions) shares of Common Stock per calendar year by the Company as consideration for mergers or consolidations or the acquisition of businesses, products, licenses, or other assets of other Persons or entities, provided that the Company shall be permitted to carry forward any such shares not used pursuant to this subclause (D) during the prior calendar year in subsequent calendar years; and (E) the issuance on or before January 30, 2001, for a total consideration not to exceed $75 million, of (x) Common Stock which (i) is issued for a consideration per share at a discount, if any, which does not exceed 20% of market price of the Common Stock on the date of issuance and (ii) is not issued concurrent with or in connection with any other equity security or component, including, without limitation, rights to receive additional equity securities, provided, however, that such issuance may include the issuance of warrants which will be subject to the provisions of
Section 2(f)(i) hereof and which will not be subject to any adjustment, reset, variable pricing or antidilution provisions, other than adjustments for events described in Sections 2(f)(ii) and 4(a) hereof and (y) convertible preferred stock with a stated value of not more than $75 million which (I) is convertible at a fixed price which is not less than the market price of the Common Stock on the date of issuance of such convertible preferred stock and which is not subject to any adjustment, reset, variable pricing or antidilution provisions, other than adjustments for events described in Sections 2(f)(ii) and 4(a) hereof, (II) does not have any dividend, interest or accretion component in excess of 7.0% per annum, (III) does not permit any conversions or redemptions by the holder of such convertible preferred stock prior to January 31, 2001, and
(IV) is not issued concurrent with or in connection with any other equity security or component, including, without limitation, rights to receive additional equity securities, provided, however, that such issuance may include the issuance of warrants which will be subject to the provisions of Section 2(f)(i) hereof and which warrants will not be subject to any adjustment, reset, variable pricing or antidilution provisions, other than adjustments for events described in Sections 2(f)(ii) and 4(a) hereof.

               (xiii) "FIXED CONVERSION PRICE" means, with respect to any Preferred Share, as of any Conversion Date or other date of determination, $25.00, subject to adjustment as provided herein.

               (xiv) "ISSUANCE DATE" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

               (xv) "MATURITY DATE" means the date which is three (3) years after the Issuance Date, unless extended pursuant to Section 2(d)(vii).

               (xvi) "N" means the number of days from, but excluding, the last Dividend Date with respect to which dividends, along with any Default Interest, have been paid by the Company on the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date, the Maturity Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.


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               (xvii) "OPTIONS" means any rights, warrants or options to

subscribe for or purchase Common Stock or Convertible Securities.

               (xviii) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

               (xix) "PRINCIPAL MARKET" means the Nasdaq National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

               (xx) "REDEMPTION PERCENTAGE" means 100% on the Issuance Date; provided that the Redemption Percentage then in effect shall be permanently adjusted on the first day of every calendar month following the Issuance Date by increasing the Redemption Percentage then in effect by one percentage point, provided, further, that the Redemption Percentage shall never be greater than 124%.

               (xxi) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement between the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

               (xxii) "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement between the Company and the initial holders of the Preferred Shares, as such agreement may be amended from time to time as provided in such agreement.

               (xxiii) "STATED VALUE" means $10,000.

               (xxiv) "WARRANTS" means the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement, as such warrants may be amended from time to time as provided in such warrants.

     (b) HOLDER'S CONVERSION RIGHT; MANDATORY REDEMPTION OR CONVERSION. Subject to the provisions of Sections 5 and 9, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant to Section 2(d)(vii), all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(d) or redeemed by the Company. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the

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conversion would result in the issuance of a fraction of a share of Common
Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

     (c) CONVERSION. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                                CONVERSION AMOUNT
                                Conversion Price

     (d) MECHANICS OF CONVERSION. The conversion of Preferred Shares shall be conducted in the following manner:

          (i) HOLDER'S DELIVERY REQUIREMENTS. To convert Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (the "PREFERRED STOCK CERTIFICATES") (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction).

          (ii) COMPANY'S RESPONSE. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (1) as soon as practicable, but in no event later than within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company's designated transfer agent (the "TRANSFER AGENT"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (2) on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice (the "SHARE DELIVERY DATE") (A) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and provided that the holder is eligible to receive shares through DTC, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "PREFERRED STOCK DELIVERY DATE") and

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at its own expense, issue and deliver to the holder a new Preferred Stock
Certificate representing the number of Preferred Shares not converted.

          (iii) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) Business Day of receipt of such holder's Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the Closing Bid Price, the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Closing Bid Price or Closing Sale Price to an independent, reputable investment bank selected by the Company from the list of approved investment banks agreed to by the Company and the holders of the Preferred Shares on or prior to the Issuance Date or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

          (iv) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

          (v) COMPANY'S FAILURE TO TIMELY CONVERT.

               (A) CASH DAMAGES. If (I) within five (5) Business Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or (II) within five (5) Business Days of the Company's receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled and, in the event the

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Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Bid Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice. The foregoing notwithstanding, the damages set forth in this Section 2(d)(v)(A) shall be stayed with respect to the number of shares of Common Stock and, if applicable, the Preferred Stock Certificate for which there is a good faith dispute being resolved pursuant to, and within the time periods provided for in, Section 2(d)(iii), pending the resolution of such dispute.

               (B) VOID CONVERSION NOTICE; ADJUSTMENT OF FIXED CONVERSION
PRICE. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Fixed Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be adjusted to the lesser of (I) the Fixed Conversion Price as in effect on the date on which the holder voided the Conversion Notice and (II) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

               (C) CONVERSION FAILURE. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "CONVERSION FAILURE"), then the holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3. The foregoing notwithstanding, a holder's right to require redemption pursuant to this Section 2(d)(v)(C) shall be stayed with respect to those shares of Common Stock for which there is a good faith dispute being resolved pursuant to, and within the time periods provided for in, Section 2(d)(iii), pending resolution of such dispute.

          (vi) PRO RATA CONVERSION. Subject to Section 16, in the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

          (vii) MANDATORY REDEMPTION OR CONVERSION AT MATURITY AT COMPANY'S OPTION. If any Preferred Shares remain outstanding on the Maturity Date, then all such Preferred Shares, at the Company's option, either (i) shall be converted at the Conversion Rate as of such date without the holders of such Preferred Shares being required to give a Conversion Notice on the Maturity Date (a "MATURITY DATE MANDATORY CONVERSION"), or (ii) shall be redeemed as of such date for an amount in cash per Preferred Share (the "MATURITY DATE REDEMPTION PRICE") equal to the Conversion Amount (a "MATURITY DATE MANDATORY REDEMPTION"). The Company shall be deemed to have elected a Maturity Date Mandatory Redemption unless it delivers written notice to each holder of Preferred Shares at least 20 Business Days prior to the Maturity Date of its election to effect a Maturity Date Mandatory Conversion. If the Company elects a Maturity Date Mandatory Redemption, then on the Maturity Date the Company shall pay to each holder of Preferred Shares outstanding on the Maturity Date, by wire transfer of immediately available funds, an amount per Preferred Share equal to the Maturity Date Redemption Price. If the Company elects a Maturity Date Mandatory Redemption and fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price, then in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, (X) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month (or if lower, the maximum amount allowed by applicable law), prorated for partial months, until paid in full, and (Y) any holder of Preferred Shares shall have the option to require the Company to convert any or all of such holder's Preferred Shares that the Company elected to redeem under this Section 2(d)(vii) and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) which has not been paid by the Conversion Price in effect on the Maturity Date. Promptly following the Maturity Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. If the Company has elected a Maturity Date Mandatory Conversion or has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 5,
(B) a Triggering Event shall have occurred and be continuing, or (C) an event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event.

          (viii) BOOK-ENTRY. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

            ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

          (e) TAXES. The Company shall pay any and all documentary, stamp, transfer and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

          (f) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

          (i) ADJUSTMENT OF FIXED CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK. If and whenever on or after the date of issuance of the Preferred Shares, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding (A) the Excluded Securities and (B) shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan or upon conversion of the Preferred Shares or exercise of the Warrants) for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the Fixed Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Fixed Conversion Price in effect immediately prior to such issue or sale and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale and (II) the consideration, if any, received by the Company upon such issue or sale, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided, however, that the Fixed Conversion Price shall not be reduced pursuant to this
Section 2(f)(i) at any time that the amount of such reduction would be an amount less than 2% of the Fixed Conversion Price immediately preceding such reduction, but any such amount shall be carried forward and a reduction in the Fixed Conversion Price pursuant to this Section 2(f)(i) shall be made when those amounts which have been carried forward pursuant to this proviso together with the most recent reduction pursuant to this Section 2(f)(i) shall aggregate 2% or more of the Fixed Conversion Price immediately preceding the last such reduction. For purposes of determining the adjusted Fixed Conversion Price under this Section 2(f)(i), the following shall be applicable:

               (A) ISSUANCE OF OPTIONS. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

               (B) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible

Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

               (C) CHANGE IN OPTION PRICE OR RATE OF CONVERSION. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

               (D) CALCULATION OF CONSIDERATION RECEIVED. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor, less expenses in excess of 5% of the gross amount received. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Bid Prices of such securities during the 10 consecutive trading days ending on the date of receipt of such securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within 10 days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five Business Days after the tenth
(10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company from the list of approved appraisers agreed to by the Company and the holders of the Preferred Shares on or prior to the Issuance Date. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

               (E) RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or
(2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. If after the occurrence of such record date the transaction or event for which such record date was set is abandoned or terminated, then any adjustments resulting from this Section 2(f)(i)(E) as it relates to such terminated or abandoned transaction or event shall be reversed as if such record date had never occurred.

          (ii) ADJUSTMENT OF FIXED CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

          (iii) HOLDER'S RIGHT OF ALTERNATIVE CONVERSION PRICE FOLLOWING ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells Convertible Securities or Options that are convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price (each of the formulations for such variable price being herein referred to as, a "VARIABLE PRICE"), and such Variable Price is not calculated using the same formula used to calculate the Conversion Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("VARIABLE NOTICE") on the date of issuance of such Convertible Securities or Options. If a holder of the Preferred Shares then outstanding provides written notice to the Company via facsimile and overnight courier (the "VARIABLE PRICE ELECTION

NOTICE") within 10 Business Days of receiving a Variable Notice that such holder desires to replace the Conversion Price then in effect with the Variable Price described in such Variable Notice, then, from and after the date of the Company's receipt of the Variable Price Election Notice, the Conversion Price will automatically be replaced with the Variable Price for the Preferred Shares held by such holder. In the event that a holder of Preferred Shares delivers a Conversion Notice after the Company's issuance of Convertible Securities with a Variable Price but before such holder's receipt of the Company's Variable Notice, then such holder shall have the option by written notice to the Company to rescind such Conversion Notice or to have the Conversion Price be equal to such Variable Price for the conversion effected by such Conversion Notice.

          (iv) ADJUSTMENT OF THE FIXED CONVERSION PRICE UPON MAJOR CORPORATE EVENT ANNOUNCEMENT. In the event (A) the Company makes a public announcement that it intends to consolidate or merge with or into another Person or engage in a business combination involving the issuance or exchange of more than 50% of the Company's outstanding Common Stock, (B) the Company makes a public announcement that it intends to sell or transfer all or substantially all of the Company's assets, (C) any Person (including the Company) publicly announces a purchase, tender or exchange offer for more than 50% of the Company's outstanding Common Stock, or (D) any Person (including the Company) makes a public announcement of a pending, proposed or intended event which would constitute a change of control as defined by Section 13.4(b) of the Indenture for the 6.25% Convertible Subordinated Notes due 2004, dated as of December 6, 1999, by and between eToys and U.S. Bank Trust National Association, as debt trustee (the "ETOYS INDENTURE") (the transactions described in clauses (A), (B),
(C) and (D) above are hereinafter referred to as "MAJOR CORPORATE EVENTS" and the date of the announcement referred to in clause (A), (B), (C) or (D) is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Fixed Conversion Price shall, effective upon the Announcement Date and continuing through and including the Adjusted Conversion Price Termination Date (as defined below), be equal to the Conversion Price which would have been applicable for a conversion by the holder on the Announcement Date. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in
Section 2. For purposes hereof, "ADJUSTED CONVERSION PRICE TERMINATION DATE" shall mean, with respect to any proposed Major Corporate Event for which a public announcement as contemplated by this Section 2(f)(iv) has been made, the date upon which the Company or other Person (in the case of clause (C) or (D) above) consummates or publicly announces the termination or abandonment of the proposed Major Corporate Event which was the subject of the previous public announcement.

          (v) OTHER EVENTS. If any event occurs of the type contemplated by the provisions of this Section 2(f) (as determined in good faith by the board of directors of the Company) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

          (vi) NOTICES.

               (A) Immediately upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

               (B) The Company will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

               (C) The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

     (3) REDEMPTION AT OPTION OF HOLDERS.

          (a) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) the sum of (y) 125% of the Stated Value plus (z) the Additional Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer (as defined below) and (B) the Closing Sale Price of the Common Stock on the trading day immediately preceding such Triggering Event on which the Principal Market is open for trading or, if no Closing Sale Price is reported by the Principal Market on such trading day, then the most recently reported Closing Sale Price (the "REDEMPTION PRICE").

          (b) "TRIGGERING EVENT". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

               (i) the failure of the applicable Registration Statement to be declared effective by the Securities and Exchange Commission (the "SEC") on or prior to the date that is 150 days after the Issuance Date;

               (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, except for days during any Allowable

Grace Period (as defined in the Registration Rights Agreement), the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 10 consecutive trading days or for more than an aggregate of 20 trading days in any 365-day period (other than days during an Allowable Grace Period);

               (iii) the suspension from trading or failure of the Common Stock to be listed on the Nasdaq National Market or The New York Stock Exchange, Inc. for a period of five (5) consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

               (iv) the Company's notice or the Transfer Agent's notice, at the Company's direction, to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations; provided, however, that this Triggering Event will not be applicable if the Company is unable to issue shares upon receipt of a Conversion Notice pursuant to the requirements of Section 5 or Section 16 and the Company or its Transfer Agent, at the Company's direction, has provided a notice to that effect to such holder;

               (v) a Conversion Failure (as defined in Section 2(d)(v)(C));

               (vi) upon the Company's receipt of a Conversion Notice, provided that such notice is received on or after the earlier of (A) the occurrence of the next annual meeting of the stockholders of the Company at which the Company fails to receive Stockholder Approval (as defined in the Securities Purchase Agreement) and (B) September 30, 2000, the Company shall not be obligated to issue shares of Common Stock upon such conversion due to the provisions of
Section 16; or

               (vii) unless otherwise provided for under Sections 3(b)(i) through 3(b)(vi) above, the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement (except for a breach of Sections 4(e), 9(j) or 9(k) of the Securities Purchase Agreement), the Registration Rights Agreement (except for a breach of Sections 3(d), 3(r), 8(b) or 11(i) of the Registration Rights Agreement), the Warrants, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 10 Business Days. For the purpose of clarification, any provision which requires action to be taken within a specific period of time or prior to a given date shall be considered a covenant which, solely for purposes of determining the applicability of this Section 3(b)(vii), is curable and the 10 Business Day period referred to in the preceding sentence of this Section 3(b)(vii) shall commence if such action has not taken place at the end of such specified period of time or on such date during or by which such action was required to be taken.

          (c) MECHANICS OF REDEMPTION AT OPTION OF BUYER. Within one (1) Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem up to all of such holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER") to the Company, which Notice of Redemption at Option of Buyer shall indicate the number of Preferred Shares that such holder is electing to redeem.

          (d) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notice(s). The Company shall deliver the applicable Redemption Price to a holder which delivers a Notice of Redemption at Option of Buyer within five Business Days after the Company's receipt of a Notice of Redemption at Option of Buyer; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each holder interest at the rate of 1.5% per month (or if lower, the maximum amount allowed by applicable law) (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

          (e) VOID REDEMPTION. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Buyer is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

          (f) DISPUTES; MISCELLANEOUS. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

     (4) OTHER RIGHTS OF HOLDERS.

          (a) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares (including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder) and reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic

Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares). Notwithstanding the foregoing, the provisions of this Section 4(a) shall not apply to any Preferred Shares, which, prior to or concurrent with the consummation of the Organic Change, have been redeemed in accordance with Section 4(b) or 8(a), have been converted in accordance with Section 8(b) or have been converted by the holder.

          (b) OPTIONAL REDEMPTION UPON CHANGE OF CONTROL. In addition to the rights of the holders of Preferred Shares under Section 4(a) and except with respect to Preferred Shares as to which the Company has properly made a Merger Conversion Election pursuant to Section 8(b), upon a Change of Control (as defined below) of the Company each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to (A) 125% of the Stated Value plus (B) the Additional Amount ("CHANGE OF CONTROL REDEMPTION PRICE"). No sooner than 60 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF CHANGE OF CONTROL") to each holder of Preferred Shares; provided, however, if such potential Change of Control is the result of an unsolicited tender offer made to the holders of more than 50% of the outstanding shares of Common Stock, then such Notice of Change of Control shall be delivered within two (2) Business Days of such tender offer being made. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION UPON CHANGE OF CONTROL") to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this
Section 4(b). Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Company shall promptly, but in no event later than two (2) Business Days following such receipt, notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the applicable Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been so delivered to the Company. Payments provided for in this
Section 4(b) shall have priority to payments to other stockholders in connection with a Change of Control. For purposes of this Section 4(b), "CHANGE OF CONTROL" means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company),
(ii) the sale or transfer of all or substantially all of the Company's assets,
(iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, or (iv) the occurrence of an event which constitutes a change of control as defined by
Section 13.4(b) of the eToys Indenture.

          (c) FORCED DELISTING. If a redemption voided pursuant to Section 3(e) was caused by a Triggering Event involving the Company's inability to issue Conversion Shares because of the Exchange Cap (as defined in Section 16), and if so directed in one or more Void Optional Redemption Notices by the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, including Preferred Shares submitted for redemption pursuant to Section 3 with respect to which the applicable Redemption Price has not been paid the Company shall promptly as practicable delist the Common Stock from the exchange or automated quotation system on which the Common Stock is traded and have the Common Stock, at such holders' option, traded on the electronic bulletin board or the "pink sheets."

          (d) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     (5) LIMITATION ON BENEFICIAL OWNERSHIP. The Company shall not effect any conversion of Preferred Shares, and no holder of Preferred Shares shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock during the 60- day period ending on and including the Conversion Date of such conversion (the "60 DAY PERIOD"), that, when added to the number of shares of Common Stock beneficially owned by such Person (together with such Person's affiliates) at the beginning of the 60 Day Period, exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For any reason at any time, upon the written or oral request of any holder, the Company shall within two Business Days confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares and exercise of the Warrants, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

     (6) REDEMPTION AT THE COMPANY'S ELECTION. After the Issuance Date, the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be redeemed ("REDEMPTION AT COMPANY'S ELECTION"), for consideration per Preferred Share equal to the product of (A) the Redemption Percentage multiplied by (B) the Conversion Amount for such Preferred Share (the "COMPANY'S ELECTION REDEMPTION PRICE"); provided that the Conditions to Redemption at the Company's Election (as set forth below) are satisfied as of the Company's Election Redemption Date (as defined below) or waived by all the holders of the Preferred Shares then outstanding. The Company may exercise its right to Redemption at Company's Election only by providing each holder of Preferred Shares written notice ("NOTICE OF REDEMPTION AT COMPANY'S ELECTION") at least 10 Business Days but not more than 20 Business Days prior to the date of consummation of such redemption ("COMPANY'S ELECTION REDEMPTION DATE"). The date on which each of such holders of the Preferred Shares actually receives the Notice of Redemption at the Company's Election is referred to herein as the "REDEMPTION AT COMPANY'S ELECTION NOTICE DATE". If the Company elects to require redemption of some, but not all, of the Preferred Shares then outstanding, the Company shall require redemption of an amount from each holder of such Preferred Shares equal to the product of (I) the total number of Preferred Shares which the Company has elected to redeem multiplied by
(II) a fraction, the numerator of which is the number of Preferred Shares initially purchased by such holder and the denominator of which is the total number of Preferred Shares purchased on the Issuance Date (such fraction with respect to each holder being referred to as its "ALLOCATION PERCENTAGE", and such amount with respect to each holder being referred to herein as its "PRO RATA REDEMPTION AMOUNT"). In the event that any initial holder of the Preferred Shares shall sell or otherwise transfer any of such holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Company's Notice of Redemption at Company's Election shall indicate (x) the aggregate number of Preferred Shares the Company has elected to redeem from all holders of Preferred Shares, (y) the date selected by the Company for the Company's Election Redemption Date, and (z) each holder's Pro Rata Redemption Amount of the Preferred Shares selected for redemption. If the Company has exercised its right of Redemption at Company's Election and the conditions of this Section 6, including the Conditions to Redemption at Company's Election, have been satisfied, then each holder's Pro Rata Redemption Amount of the Preferred Shares selected for redemption which remain outstanding on the Company's Election Redemption Date shall be redeemed as of the Company's Election Redemption Date by payment by the Company to each such holder of Preferred Shares of the Company's Election Redemption Price for each Preferred Share. If required by Section 2(d)(viii), all such holders of the Preferred Shares being redeemed shall thereupon and within two
(2) Business Days after the Company's Election Redemption Date, or such earlier date as the Company and each such holder of Preferred Shares mutually agree, surrender all Preferred Shares being redeemed on such date to the Company. If the Company fails to pay the full Company's Election Redemption Price on the Company's Election Redemption Date with respect to a Preferred Share selected for redemption, then the Redemption at Company's Election shall be null and void with respect to such Preferred Share and the Holder shall be entitled to all the rights of a holder of outstanding Preferred Shares. "CONDITIONS TO REDEMPTION AT THE COMPANY'S ELECTION" means the following conditions: (i) on each day during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; provided, however, that for purposes of this Section 6 only, the Company shall be deemed to have satisfied the conditions set forth in this clause (i) if on not more than two occasions prior to the Notice of Redemption at Company's Election the Company has failed to meet the requirements set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants by no more than three days; (ii) on and after the date which is 150 days after the Issuance Date, during the period beginning on the later of (A) the date on which the Registration Statement is declared effective by the SEC and (B) the date which is 20 days prior to the date of Notice of Redemption at Company's Election and ending on and including the Company's Election Redemption Date, the Registration Statement shall be effective and available for the sale of at least all of the Registrable Securities required to be included in such Registration Statement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement); (iii) on each day during the period beginning 20 days prior to the date of Notice of Redemption at Company's Election and ending on and including the Company's Election Redemption Date, the Common Stock is designated for quotation on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. and shall not have been suspended from trading on such market or exchange (other than suspensions of not more than one day and occurring prior to the date on which the Company gives its Notice of Redemption at Company's Election due to business announcements by the Company) nor shall delisting or suspension by such market or exchange been threatened or pending either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iv) during the period beginning on and including the Issuance Date and ending on and including the Company's Election Redemption Date, there shall not have occurred a Triggering Event or an event that with the passage of time and without being cured would constitute a Triggering Event; (v) during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, there shall not have occurred the public announcement of a pending, proposed or intended Change of Control, unless such pending, proposed or intended Change of Control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation of such Change of Control; (vi) on the earlier to occur of (A) the Stockholder Meeting Deadline (as defined in the

Securities Purchase Agreement) and (B) the date on which the Company holds its next meeting of stockholders, the Company shall have received the Stockholder Approval (as defined in Section 4(j) of the Securities Purchase Agreement);
(vii) the Company shall not have failed to timely make any payments within five Business Days of when such payment is due, whether as interest or penalty payments, pursuant to this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, but not limited to, Dividends, whether in shares of Common Stock or cash, Default Interest and cash payments due under Sections 2(d)(v)(A), 4(b), 4(d), 6 and 8 hereof, Section 4(j) of the Securities Purchase Agreement, Section 2(f) of the Registration Rights Agreement and Sections 2(d) and 13 of the Warrants.; and
(viii) on or after the date which is 150 days after the Issuance Date the Registration Statement shall have been declared effective by the SEC on or before the date which is 150 days after the Issuance Date. Notwithstanding the above, but subject to Section 5 and Section 9, any holder of Preferred Shares may convert any Preferred Shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2 on or prior to the date immediately preceding the Company's Election Redemption Date. If the Company fails to timely pay any Company's Election Redemption Price in accordance with this Section 6, then the Company shall not be permitted to submit another Notice of Redemption at Company's Election without the prior written consent of the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding. The Company may combine a Notice of Redemption at Company's Election with a Company's Conversion Election Notice (as defined below) provided all the information required by such notices is present in such combined notice.

     (7) CONVERSION AT THE COMPANY'S ELECTION. On or after the later of (A) the date on which the Registration Statement has been declared effective by the SEC and (B) the date which is 30 days after the Issuance Date (the "FIRST CONVERSION ELECTION DATE"), the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be converted ("COMPANY'S CONVERSION ELECTION") at the applicable Conversion Rate subject to a holder's right to reject a Company's Conversion Election Notice (as defined below) given during a Company's Mandatory Conversion Period (an "ADDITIONAL COMPANY'S CONVERSION ELECTION NOTICE") as set forth below and provided that the Conditions to Conversion at the Company's Election (as set forth below) are satisfied as of the Company's Election Conversion Date (as defined below) or waived by all the holders of the Preferred Shares then outstanding. The Company shall exercise its right to Company's Conversion Election by providing each holder of Preferred Shares written notice ("COMPANY'S CONVERSION ELECTION NOTICE") by facsimile and overnight courier on or after the First Conversion Election Date. The date on which each of such holders of the Preferred Shares actually receives the Company's Conversion Election Notice is referred to herein as the "COMPANY'S CONVERSION ELECTION NOTICE DATE." If the Company elects to require conversion of some, but not all, of such Preferred Shares then outstanding, the Company shall require conversion of an amount from each holder of such Preferred Shares equal to the product of (I) the total number of Preferred Shares which the Company has elected to convert multiplied by (II) such holder's Allocation Percentage (such amount with respect to each holder of such Preferred Shares being referred to herein as its "PRO RATA CONVERSION AMOUNT"). In the event that any initial holder of the Preferred Shares shall sell or otherwise transfer any of such holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Company's Conversion Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for conversion, (y) the date selected by the Company for conversion ("COMPANY'S ELECTION CONVERSION DATE"), which date shall be not less than 20 Business Days or more than 60 Business Days after the Company's Conversion Election Notice Date, and (z) each holder's Pro Rata Conversion Amount. Subject to the satisfaction of all the conditions of this Section 7 except to the extent restricted by Section 5, on the Company's Election Conversion Date each holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to the result of (a) such holder's Pro Rata Conversion Amount, minus (b) the number of such Preferred Shares converted by such holder during the Company's Mandatory Conversion Period (as defined below); provided, however, in no event shall any holder of Preferred Shares be required to convert a number of Preferred Shares during any Company's Mandatory Conversion Period into a number of shares of Common Stock in excess of such holder's pro rata portion (determined in the same manner as the Pro Rata Conversion Amount above) of the sum of the Applicable Volume (as defined below) on each of the trading days during such Company's Mandatory Conversion Period, provided further, however, if the Principal Market modifies the method by which it calculates or reports the trading volume, then the calculation of the Applicable Volume will be modified accordingly. "CONDITIONS TO CONVERSION AT THE COMPANY'S ELECTION" means the following conditions: (i) on each day (other than days during an Allowable Grace Period) during the period beginning on and including the date the Registration Statement is declared effective by the SEC and ending on and including the later of (A) the date on which the Registration Statement has been declared effective by the SEC and (B) the date which is 20 days prior to the date of the Company's Conversion Election Notice Date, the Registration Statement which includes the Registrable Securities relating to the Preferred Shares selected for conversion shall be effective and available for the sale of at least all the Registrable Securities other than for a period prior to the Company's Conversion Election Notice of five (5) consecutive trading days or 10 trading days in any 365 day period; (ii) on each day during the period beginning on the later of (A) the date on which the Registration Statement has been declared effective by the SEC and (B) the date which is 20 days prior to the date of the Company's Conversion Election Notice Date and ending on and including the Company's Election Conversion Date, the Registration Statement shall be effective and available for the sale of at least all of the Registrable Securities required to be included in such Registration Statement and there shall not have been any Grace Periods;
(iii) on each day during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Common Stock is designated for quotation on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. and shall not have been suspended from trading on such market or exchange (other than suspensions of not more than one day and occurring prior to the Company's Conversion Election Notice Date due to business announcements by the Company) nor shall delisting or suspension by such market or exchange been threatened or pending either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iv) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, there shall not have occurred (A) an event constituting a Triggering

Event, (B) an event that with the passage of time and without being cured would constitute a Triggering Event, or (C) the public announcement of a pending, proposed or intended Change of Control, unless such pending, proposed or intended Change of Control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation of such Change of Control; (v) the aggregate number of Preferred Shares selected for conversion by the Company as reflected in the Company's Conversion Election Notice is at least 100 or, if all the Preferred Shares which remain outstanding is less than 100, then the aggregate number of Preferred Shares which are outstanding; (vi) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants, respectively, provided, however, that for purposes of this Section 7 only, the Company shall be deemed to have satisfied the conditions set forth in this clause (vi) if on not more than two occasions prior to the Company's Conversion Election Notice the Company has failed to meet the requirements set forth in
Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants by no more than three days; (vii) on the earlier to occur of (A) the Stockholder Meeting Deadline and (B) the date on which the Company holds its next meeting of stockholders, the Company shall have received the Stockholder Approval; (viii) during the six consecutive days ending on and including the date which is immediately prior to the Company's Conversion Election Notice Date, the Company shall not have provided the holders of the Preferred Shares with a Company's Conversion Election Notice; and (ix) the Company shall not have failed to timely make any payments within 5 Business Days of when such payment is due, whether as interest or penalty payments, pursuant to this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, but not limited to, Dividends, whether in shares of Common Stock or cash, Default Interest and cash payments due under Sections 2(d)(v)(A), 4(b), 4(d), 6 and 8 hereof, Section 4(j) of the Securities Purchase Agreement,
Section 2(f) of the Registration Rights Agreement, and Sections 2(d) and 13 of the Warrants. "COMPANY'S MANDATORY CONVERSION PERIOD" means, with respect to any Company's Conversion Election, the period beginning on and including the Company's Conversion Election Notice Date and ending on and including the Company's Election Conversion Date. "APPLICABLE VOLUME" on any trading day shall equal the quotient of (A) 20% of the trading volume of the Common Stock on the Principal Market (as reported by Bloomberg) on such trading day divided by (B) the number of the Company's Mandatory Conversion Periods which include the trading day for which this determination is being made. Notwithstanding the above, any holder of Preferred Shares may, subject to Sections 5, 9 and 16, convert such shares (including Preferred Shares selected for conversion) into Common Stock pursuant to Section 2(b) on or prior to the Company's Election Conversion Date. At any time during a Company's Mandatory Conversion Period a holder shall have the right to reject an Additional Company's Conversion Election Notice by sending written notice (a "REJECTION NOTICE") informing the Company of such rejection within one Business Day of Company's Conversion Election Notice Date, provided that no holder shall have the right to reject a Company's Conversion Election Notice which is delivered pursuant to and in compliance with the provisions of Section 4(m) of the Securities Purchase Agreement.

     (8) REDEMPTION OR CONVERSION AT THE COMPANY'S ELECTION UPON MERGER TRANSACTION.

          (a) REDEMPTION AT THE COMPANY'S ELECTION UPON MERGER TRANSACTION. At any time or times on or after the date the Company publicly discloses a pending, proposed or intended Merger Transaction (as defined below), the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be redeemed ("MERGER REDEMPTION ELECTION") at a price per Preferred Share equal to (A) 125% of the Stated Value plus (B) the Additional Amount (the "MERGER REDEMPTION PRICE"); provided that the Conditions to Merger Redemption Election (as set forth below) are satisfied or waived by all the holders of the Preferred Shares then outstanding. The Company shall exercise its right to make a Merger Redemption Election by providing each holder of Preferred Shares written notice ("NOTICE OF MERGER REDEMPTION") by facsimile or overnight courier, after the public disclosure of a proposed, pending or intended Merger Transaction and at least ten (10) trading days prior to the date of consummation of the Merger Transaction ("MERGER ELECTION REDEMPTION DATE"). The Notice of Merger Redemption shall indicate the anticipated Merger Election Redemption Date. If the Company has exercised its right of Merger Redemption Election and the conditions to such Merger Redemption Election have been satisfied then all Preferred Shares outstanding at the time of the consummation of the Merger Transaction shall be redeemed as of the Merger Election Redemption Date by payment by or on behalf of the Company to each holder of Preferred Shares of the Merger Redemption Price for each Preferred Share concurrent with the closing of the Merger Transaction. All holders of Preferred Shares shall thereupon and within two (2) Business Days after the Merger Election Redemption Date, or such earlier date as the Company and each holder of Preferred Shares mutually agree, surrender all outstanding Preferred Stock Certificates, duly endorsed for cancellation, to the Company. If the Company fails to pay the full Merger Redemption Price with respect to any Preferred Shares concurrently with the closing of the Merger Transaction, then the Merger Redemption Election shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Certificate of Designations. "CONDITIONS TO MERGER REDEMPTION ELECTION" means the following conditions: (i) on each day during the period beginning on the date the Company delivers its Notice of Merger Redemption to each holder of the Preferred Shares and ending on and including the date immediately preceding the Merger Election Redemption Date, no Grace Period (as defined in Section 3(f) of the Registration Rights Agreement) shall be in effect and the Registration Statement shall have been effective and available for the sale of all of the Registrable Securities on each such date; (ii) during the period beginning on the Issuance Date and ending on and including the date immediately preceding the Merger Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the Buyers on a timely basis as set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; provided, however, that for purposes of this Section 8(a) only, the Company shall be deemed to have satisfied the conditions set forth in this clause (ii) if on not more than two occasions prior to the Notice of Merger Redemption the Company has failed to meet the requirements set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants by no more than three days;(iii) on the earlier to occur of (A) the Stockholder Meeting Deadline and (B) the date on which the Company holds its next meeting of stockholders, the Company shall have received the Stockholder Approval; and (iv) the Company shall not have failed to timely make any payments within 5 Business Days of when such payment is due, whether as interest or penalty payments, pursuant to this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, but not limited to, Dividends, whether in shares of Common Stock or cash, Default Interest and cash payments due under Sections 2(d)(v)(A), 4(b), 4(d), 6 and 8 hereof, Section 4(j) of the Securities Purchase Agreement,
Section 2(f) of the Registration Rights Agreement, and Sections 2(d) and 13 of the Warrants. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Merger Election Redemption Date. For purposes of this Section 8, "MERGER TRANSACTION" means the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company).

          (b) CONVERSION AT THE COMPANY'S ELECTION UPON MERGER TRANSACTION. At any time or times on or after the date the Company publicly discloses a pending, proposed or intended Merger Transaction, the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be converted ("MERGER CONVERSION ELECTION") at the applicable Conversion Rate; provided that the Conditions to Merger Conversion Election (as set forth below) are satisfied or waived by all the holders of the Preferred Shares then outstanding. The Company shall exercise its right to make a Merger Conversion Election by providing each holder of Preferred Shares written notice ("NOTICE OF MERGER CONVERSION") by facsimile or overnight courier, after the public disclosure of a proposed, pending or intended Merger Transaction and at least 30 trading days prior to the date of consummation of the Merger Transaction ("MERGER ELECTION CONVERSION DATE"). The Notice of Merger Conversion shall indicate the anticipated Merger Election Conversion Date. If the Company has exercised its right of Merger Conversion Election and the conditions of this Section 8(b) have been satisfied, except to the extent restricted by Section 5, on the Merger Election Conversion Date each holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to the lesser of (I) all the Preferred Shares held by such holder which remain outstanding on such date, and (II) the maximum number of Preferred Shares which such holder could convert on the Merger Election Conversion Date taking into account the restrictions in Section 5; provided, however, in no event shall any holder of Preferred Shares be required to convert a number of Preferred Shares, during the period beginning on and including the date such holder receives the Notice of Merger Conversion and ending on and including the date immediately preceding the date of the public announcement of the termination, abandonment or consummation of such Merger Transaction, into a number of shares of Common Stock in excess of such holder's Allocation Percentage (as defined in Section 6) of 20% of the aggregate trading volume of the Common Stock on the Principal Market (as reported by Bloomberg) during such period (the "VOLUME LIMITATIONS"); provided further, however, if the Principal Market modifies the method by which it calculates or reports trading volume, then such percentage will be modified accordingly. All holders of Preferred Shares shall within two
(2) Business Days after the Merger Election Conversion Date, or such earlier date as the Company and each holder of Preferred Shares mutually agree, surrender all Preferred Stock Certificates representing the Preferred Shares converted on the Merger Election Conversion Date, duly endorsed for cancellation, to the Company. If the Company fails to provide Conversion Shares with respect to any Preferred Shares in accordance with Section 2(d), then the Merger Conversion Election shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Certificate of Designations. "CONDITIONS TO MERGER CONVERSION ELECTION" means the following conditions: (i) on each day (other than days during an Allowable Grace Period) during the period beginning on and including the date the Registration Statement is declared effective by the SEC and ending on and including the date which is 20 days prior to the date of the Notice of Merger Conversion, the Registration Statement which includes the Registrable Securities relating to the Preferred Shares selected for conversion shall be effective and available for the sale of at least all the Registrable Securities other than for a period, prior to the Notice of Merger Conversion, of five (5) consecutive trading days or 10 trading days in any 365 day period; (ii) on each day during the period beginning on the date which is 20 days prior to the date of the Notice of Merger Conversion and ending on and including the date immediately preceding the Merger Election Conversion Date, the Registration Statement shall be effective and available for the sale of at least all of the Registrable Securities required to be included in such Registration Statement and there shall not have been any Grace Periods;
(iii) on each day during the period beginning on the Issuance Date and ending on and including the date immediately preceding the Merger Election Conversion Date, the Common Stock is designated for quotation on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. and shall not have been suspended from trading on such market or exchange (other than suspensions of not more than one day and occurring prior to the date on which the Company gives a Notice of Merger Conversion due to business announcements by the Company) nor shall delisting or suspension by such market or exchange have been threatened or pending either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iv) during the period beginning on the Issuance Date and ending on and including the date immediately preceding the Merger Election Conversion Date, there shall not have occurred (A) an event constituting a Triggering Event or (B) an event that with the passage of time and without being cured would constitute a Triggering Event; (v) during the period beginning on the Issuance Date and ending on and including the Merger Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in
Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; provided, however, that for purposes of this Section 8(b) only, the Company shall be deemed to have satisfied the conditions set forth in this clause (v) if on not more than two occasions prior to the Notice of Merger Conversion the Company has failed to meet the requirements set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants by no more than three days; (vi) the Company shall have received the Stockholder Approval prior to the Notice of Merger Conversion; and
(vii) the Company shall not have failed to timely make any payments within 5 Business Days of when such payment is due, whether as interest or penalty payments, pursuant to this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, but not limited to, Dividends, whether in shares of Common Stock or cash, Default Interest and cash payments due under Sections 2(d)(v)(A), 4(b), 4(d), 6 and 8 hereof, Section 4(j) of the Securities Purchase Agreement, Section 2(f) of the Registration Rights Agreement, and Sections 2(d) and 13 of the Warrants. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for conversion) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Merger Election Conversion Date. "MERGER CONVERSION PERIOD" means, with respect to any Merger Conversion Election, the period beginning on and including the date the Notice of Merger Conversion is delivered and ending on and including the Merger Election Conversion Date.

          (c) MANDATORY REDEMPTION UPON MERGER TRANSACTION. If pursuant to the terms of Section 8(b) the Company has delivered a Notice of Merger Conversion and on the Merger Election Conversion Date a holder of Preferred Shares is not able or required to convert all the Preferred Shares (due to Section 5 or the Volume Limitations) held by such holder on the Merger Election Conversion Date (such Preferred Shares which such holder is not able or required to convert on the Merger Election Conversion Date due to Section 5 or the Volume Limitations are referred to as the "EXCESS PREFERRED SHARES"), then concurrent with the closing of the Merger Transaction the Company shall redeem the Excess Preferred Shares by payment by or on behalf of the Company to such holder of Preferred Shares of the Merger Redemption Price for each Excess Preferred Share. Such redemption and the related remedies and obligations shall otherwise be the same as if such Excess Preferred Shares were being redeemed in accordance with
Section 8(a).

     (9) RESTRICTIONS ON CONVERSIONS. The right of a holder of Preferred Shares to convert Preferred Shares pursuant to Section 2(b) shall be limited as set forth below. Subject to the exceptions described below, without the prior consent of the Company, no holder of Preferred Shares shall be entitled to convert any Preferred Shares during the period beginning on the Issuance Date and ending on and including January 30, 2001. Notwithstanding the foregoing, the conversion restrictions set forth in this Section 9 shall not apply: (i) with respect to each holder of Preferred Shares, to the number of Preferred Shares equal to the aggregate of all such holder's Pro Rata Conversion Amounts set forth in each Company's Election Conversion Notice received by such holder on or prior to the date of determination; (ii) during a Merger Conversion Period;
(iii) on or after any date on which the Common Stock is not quoted on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. or has been suspended from trading on such market or exchange (other than suspensions of not more than one day due to business announcements by the Company) or on which delisting or suspension by such market or exchange has been threatened or is pending either (I) in writing by such market or exchange or (II) by falling below the minimum listing maintenance requirements of such market or exchange;
(iv) on or after
any date on which there shall have occurred a Triggering Event or an event that with the passage of time and without being cured would constitute a Triggering Event; (v) on or after any date on which a Change of Control shall have been consummated or there has been a public announcement of a pending, proposed or intended Change of Control; (vi) on or after any date on which the Company issues or sells or is deemed to have issued or sold any Convertible Securities or Options that are convertible into or exercisable or exchangeable for shares of Common Stock at a conversion or exercise price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price, provided that in order for this clause (vi) to be applicable to any holder (A) such holder shall have exercised its rights to apply such variable conversion price to such holder's Preferred Shares in accordance with
Section 2(f)(iii) or (B) the Company shall have failed to meet any of the following requirements: (w) the Company has received Stockholder Approval, (x) the consideration received by the Company for the issuance of the Convertible Security is not more than $75 million, (y) the Convertible Security is not a debenture or other convertible debt instrument or capital stock of the Company that ranks senior or pari passu to the Preferred Shares, and (z) the Convertible Security can not convert into shares of Common Stock prior to January 31, 2001;
(vii) on or after any date on which the Company fails to pay the Company's Election Redemption Price for any Preferred Shares in a timely manner in accordance with a Redemption at Company's Election pursuant to Section 6; (viii) at any time after the first date which is at least 90 days after the Issuance Date on which the Closing Sale Price of the Common Stock is less than $3.00 per share (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions) for any 10 trading days during the 15 consecutive trading days immediately preceding such date of determination;
(ix) at any time after the first date which is at least 90 days after the Issuance Date on which the Closing Sale Price of the Common Stock is less than $2.30 per share (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions) for any 3 consecutive trading days immediately preceding such date of determination; (x) with respect to any conversion of Preferred Shares at a price equal to the Fixed Conversion Price then in effect;(xi) at any time on or after the earlier to occur of (A) the Stockholder Meeting Deadline and (B) the date on which the Company holds its next meeting of stockholders, if the Company fails to receive the Stockholder Approval on or before such date; or (xii) on or after the first date on which the Company fails to comply in any respect with its obligations under Section 4(m) of the Securities Purchase Agreement.

     (10) RESERVATION OF SHARES. The Company shall initially reserve 200% of the number of shares of Common Stock for which the Preferred Shares are convertible on the Issuance Date (without regard to any limitations on conversion), provided that, so long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 150% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

     (11) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Certificate of Designations.

     (12) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) the Stated Value and (ii) the Additional Amount for such Preferred Share; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

     (13) PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Delaware or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another Person, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall have a result inconsistent therewith.

     (14) PARTICIPATION. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

     (15) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock (other than the Preferred Shares and other than the redemption or repurchase by the Company of shares of Common Stock from officers of the Company upon the termination of such officer's employment with the Company pursuant to the terms of written employment agreements in effect on the Issuance Date, subject to amendments after the Issuance Date which do not increase the aggregate redemption amount under all such employment agreements as of the Issuance Date) without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

     (16) LIMITATION ON NUMBER OF CONVERSION SHARES. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded (the "EXCHANGE CAP"), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding or (c) the required number of the holders of the Preferred Shares have exercised their rights pursuant to
Section 4(c) to have the Company remove the

Common Stock from the Principal Market. Until such approval or written opinion is obtained or such action has been taken by the required number of holders of Preferred Shares, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

     (17) VOTE TO CHANGE THE TERMS OF OR ISSUE ADDITIONAL PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for (a) any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

     (18) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

     (19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     (20) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

     (21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     (22) NOTICE. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

     (23) TRANSFER OF PREFERRED SHARES. A holder of Preferred Shares may assign or transfer some or all of the Preferred Shares held by such holder without the consent of the Company.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Steven J. Schoch, its Senior Vice President and Chief Financial Officer, as of the 12th day of June, 2000.

                                       eTOYS INC.


                                       By:
                                           ---------------------------------
                                       Name: Steven J. Schoch
                                       Its: Senior Vice President and
                                            Chief Financial Officer

                                    EXHIBIT I

                                   eTOYS INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of eToys Inc. for its Series D Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock, par value $0.0001 per share (the "PREFERRED SHARES"), of eToys, Inc., a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $0.0001 per share (the "COMMON STOCK"), of the Company, as of the date specified below.

         Date of Conversion:____________________________________________________

         Number of Preferred Shares to be converted: ___________________________

         Stock certificate no(s). of Preferred Shares to be converted: _________

Please confirm the following information:

         Conversion Price:______________________________________________________

         Number of shares of Common Stock to be issued:_________________________

         Holders Taxpayer ID#:__________________________________________________

Notwithstanding anything to the contrary contained herein, this Notice shall constitute a representation by the holder of Preferred Shares submitting this Notice that, after giving effect to the conversion provided for in this Notice, the beneficial owner of such shares (together with such Person's affiliates) will not have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock during the 60-day period ending on and including the Conversion Date of such conversion (the "60 DAY PERIOD"), that, when added to the number of shares of Common Stock beneficially owned by such Person (together with such Person's affiliates) at the beginning of the 60 Day Period, exceeds 9.99% of the number of shares of Common Stock outstanding as reflected in the Company's most recent Form 10-Q or Form 10-K, as the case may be, or more recent public press release or other notice by the Company setting forth the number of shares of Common Stock outstanding, but after giving effect to conversions of Preferred Shares and issuances of Dividend Shares and exercises of the Warrants by such holder since the date as of which such number of outstanding shares of Common Stock was reported. The holder of Preferred Shares has sold or will sell the shares of common stock issuable pursuant to this Notice pursuant to a registration statement or an exemption from registration under the Securities Act of 1933, as amended.

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issue to:______________________________________________________________

                  ______________________________________________________________

         Taxpayer ID#:__________________________________________________________

         Facsimile Number:______________________________________________________

         Authorization:_________________________________________________________
                           By:__________________________________________________
                           Title:_______________________________________________

         Dated:_________________________________________________________________

         Account Number  (if electronic book entry transfer):___________________

         Transaction Code Number (if electronic book entry transfer):___________

                                 ACKNOWLEDGMENT


         The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated June 12, 2000 from the Company and acknowledged and agreed to by [TRANSFER AGENT].

                                                    eTOYS INC.



                                                     By:________________________
                                                     Name:______________________
                                                     Title:_____________________